EXHIBIT P (1.4)

                         ALTRINSIC GLOBAL ADVISORS, LLC

                                 CODE OF ETHICS

                           (Best Practices--Annotated)

                                Adopted 11/01/04

                     Amended 12/1/05; 3/1/06; 5/3/06; 1/1/07

I.       INTRODUCTION

High ethical standards are essential for the success of Altrinsic and to maintain the confidence of clients and investors in investment funds managed by Altrinsic ("clients"). Altrinsic's long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of Altrinsic, including directors, officers and employees of Altrinsic must put the interests of Altrinsic's clients before their own personal interests and must act honestly and fairly in all respects in dealing with clients. All personnel of Altrinsic must also comply with all Federal Securities Laws.

In recognition of the Advisor's fiduciary duty to its clients and Altrinsic's desire to maintain high ethical standards, Altrinsic has adopted this Code of Ethics (the "Code") pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") and Rule 204A-1 under the Advisers Act of 1940 (the "Advisers Act"). The Code contains provisions designed to (1) prevent improper personal trading by Access Persons of Altrinsic; (2) identify conflicts of interest; and (3) provide a means to resolve any actual or potential conflict of interest.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by Altrinsic. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code.

II.      DEFINITIONS

1. Access Person means any Supervised Person (i) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding portfolio holdings of any Reportable Fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

              NOTE: For purposes of this Code, all Supervised Persons are considered Access Persons.

2. Automatic Investment Plan means a program in which regular, periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

3. Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4. Federal Securities Laws mean the Securities Act of 1993, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission ("SEC") under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder.

5. Initial Public Offering or IPO means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of section 13 or section 15(d) of the Securities Exchange Act of 1934.

6. Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) of the Securities Act of 1933 or to rules 504, 505 or 506 under the Securities Act of 1933.

7. Personal Account means any account in which an Access Person has any Beneficial Ownership.

8. Reportable Security means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

              (i)     Direct obligations of the Government of the United States;

              (ii)    Bankers'   acceptances,   bank  certificates  of  deposit,
                      commercial   paper  and  high  quality   short-term   debt
                      instruments, including repurchase agreements;

              (iii)   Shares issued by money market funds;

              (iv) Shares issued by open-end funds other than Reportable Funds and exchange-traded funds; and

              (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

9. Reportable Fund means any registered investment company for which Altrinsic serves as investment adviser, sub-advisor or whose investment adviser or principal underwriter controls Altrinsic, is controlled by Altrinsic or is under common control with Altrinsic.

10. Restricted Security means any security that (i) a client owns or is in the process of buying or selling or (ii) Altrinsic is researching, analyzing or considering buying or selling for a client

11. Supervised Person means any partner, officer, director, member or employee of Altrinsic, or other person who provides investment advice on behalf of Altrinsic and is subject to the supervision and control of Altrinsic.

III.          APPLICABILITY OF CODE OF ETHICS

              Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons.

                  A Personal Account also includes an account maintained by or for:

                    o   An Access Person's spouse and minor children;

                    o   Any   individuals   who  live  in  the  Access  Person's
                        household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

                    o Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

                    o Any trust or other arrangement which names the Access Person as a beneficiary or remainderman; and

                    o Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control.FN(1)

              A comprehensive list of all Access Persons and Personal Accounts will be maintained by Altrinsic's Compliance Officer.

______________________

(1) The limited partnerships for which Altrinsic serves as general partner and/or investment adviser will not be treated as Personal Accounts. For purposes of the Code, the limited partnerships will be treated as client accounts.

IV.           RESTRICTIONS ON PERSONAL INVESTING AND OTHER ACTIVITIES

1. General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions by Access Persons may be effected only in accordance with the provisions of this Section.

2. General Prohibition on Personal Trading. Except for sale transactions that have been precleared pursuant to Section IV.3. below, Access Persons are prohibited from engaging in personal securities transactions in Reportable Securities. This prohibition includes the acquisition of Beneficial Ownership of Reportable Securities offered through IPOs and Limited Offerings.

3. Preclearance of Sale Transactions in Personal Account. An Access Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction involving the disposition or sale of any Reportable Security held in a Personal Account prior to the person's date of hire. Such sale transactions include dispositions of Reportable Securities through IPOs and Limited Offerings.

              The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on clients. A request for preclearance must be made by completing the Preclearance Form and submitting it to the Compliance Officer in advance of the contemplated transaction. Generally, any security appearing on the list of Restricted Securities will not be approved for personal trading.

              Any approval given under this paragraph will remain in effect for 24 hours.

4. Service on Boards of Directors. A Supervised Person shall not serve as a director (or similar position) on the board of any company unless the Supervised Person has received written approval from the Compliance Officer and Altrinsic has adopted policies to address such service.

5. Gifts. Supervised Persons are prohibited from accepting or giving any gift greater than $100 in value from any person or company that does business with Altrinsic, investment company or a private investment vehicle managed by Altrinsic. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if they are not so frequent or of such high value as to raise a question of impropriety.

V.            EXCEPTIONS FROM PRECLEARANCE PROVISION (Section IV.3.)

              The requirements of Section IV.3. of the Code shall not apply to the following:

1.            Sales of  Reportable  Securities  which  are part of an  Automatic
              Investment Plan;

2. Sales of Reportable Securities that are non-volitional on the part of the Access Person such as sales that are made pursuant to a merger, tender offer or exercise of rights;

3. Sales of Reportable Securities effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.           REPORTING

         1. Quarterly Transactions Reports. Not later than thirty (30) days after the end of each calendar quarter, each Access Person must submit a written report ("Quarterly Transaction Report"), a form of which is attached hereto as Attachment B, to the Compliance Officer regarding any transaction during the previous calendar quarter in a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership.

              (A) In the Quarterly Transaction Report, the Access Person will be required to provide the following information:

                  (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

                  (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (iii) The price of the Reportable Security at which the transaction was effected;

                  (iv) The name of the broker, dealer or bank with or through which the transaction was effected;

                  (v) The date that the report is submitted by the Access Person; and

                  (vi) With respect to any account established by the Access Person in which any Reportable Securities were held during the previous quarter for the direct or indirect benefit of the Access Person (i.e., Personal Account):

                          (a) The name of the  broker,  dealer or bank with whom
                              the Access Person established the account;

                          (b) The date the account was established; and

                          (c) The  date  that the  report  is  submitted  by the
                              Access Person.

              (B) In lieu of providing Quarterly  Transaction Reports, an Access
                  Person may direct his or her brokers or custodians or any persons managing the Access Person's accounts in which any Reportable Securities are held (i.e., Personal Accounts) to supply the Compliance Officer with (i) duplicate copies of securities trade confirmations ("Broker's Confirmations") within thiry (30) days after a transaction on behalf of the Access Person, and (ii) the Access Person's quarterly brokerage or account statements within thirty (30) days after the end of each calendar quarter. Such confirmations and statements must contain the information required to be reported in the Quarterly Transaction Reports.

              (C) If an Access Person had no reportable  transactions or did not open a new account during the quarter, such person is still required to submit a report. The report must indicate that there were no reportable transactions during the quarter.

         2.   Annual  Holdings  Reports.  By January 31 each year,  each  Access
              Person must submit to the Compliance Officer a signed and dated Annual Holdings Report, a form of which is set forth as Attachment C, containing the following information (current as of a date not more than 45 days prior to the date of the report):

              (A) The  title,  number of  shares  and  principal  amount of each
                  Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership;

              (B) The name of any  broker-dealer  or financial  institution with which the Access Person maintains an account in which securities are held for the direct or indirect benefit of the Access Person (i.e., a Personal Account); and

              (C) The date that the report is submitted by the Access Person.

         3. Initial Holdings Reports. No later than thirty (30) days after commencement of employment with Altrinsic, each Access Person must submit to the Compliance Officer a signed and dated Initial Holdings Report, a form of which is set forth as Attachment C, containing the following information (current as of a date not more than 45 days prior to the date of the report):

              (A) The  title,  number of  shares  and  principal  amount of each
                  Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership;

              (B) The name of any  broker-dealer  or financial  institution with which the Access Person maintains an account in which securities are held for the direct or indirect benefit of the Access Person (i.e., a Personal Account); and

              (C) The date that the report is submitted by the Access Person.

         4. Exceptions to Reporting Requirements.

              (A) An Access  Person need not submit any report  with  respect to transactions effected for and Reportable Securities held in accounts over which the Access Person has no direct or indirect influence or control.

              (B) An  Access  Person  need not  submit a  Quarterly  Transaction
                  Report with respect to transactions effected pursuant to an Automatic Investment Plan.

         5. Supervised Persons must report immediately any suspected violation of the Code to the Compliance Officer.

VII.     INSIDER TRADING

         A.       Policy Statement on Insider Trading

                  Altrinsic forbids any officer, director or employee from trading, either personally or on behalf of others, including private accounts managed by Altrinsic, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Altrinsic's policy applies to every officer, director and employee and extends to activities within and outside their duties at Altrinsic. Every officer, director and employee must read and retain this policy statement. Any questions regarding Altrinsic's policy and procedures should be referred to the Compliance Officer.

                  The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

                  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

                    o trading by an insider, while in possession of material nonpublic information; or

                    o trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

                    o   communicating material nonpublic information to others.

                  The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the Compliance Officer.


                                    1. Who is an Insider?

                                    The  concept  of  "insider"  is  broad.   It
                                    includes  officers,  directors and employees
                                    of a company. In addition, a person can be a
                                    "temporary insider" if he or she enters into
                                    a special  confidential  relationship in the
                                    conduct  of a  company's  affairs  and  as a
                                    result is given access to information solely
                                    for  the  company's  purposes.  A  temporary
                                    insider  can  include,   among   others,   a
                                    company's      attorneys,       accountants,
                                    consultants,  bank lending officers, members
                                    of a creditors  committee  and the employees
                                    of   such   organizations.    In   addition,
                                    Altrinsic may become a temporary  insider of
                                    a  company   it  advises  or  for  which  it
                                    performs  other  services.  According to the
                                    Supreme  Court,  the company must expect the
                                    outsider  to keep  the  disclosed  nonpublic
                                    information     confidential     and     the
                                    relationship must at least imply such a duty before the outsider will be considered an insider.


                                   2. What is Material Information?

                                    Trading  on  insider  information  is  not a
                                    basis for liability  unless the  information
                                    is    material.    "Material    information"
                                    generally  is  defined  as  information  for
                                    which there is a substantial likelihood that
                                    a  reasonable  investor  would  consider  it
                                    important  in making  his or her  investment
                                    decisions, or information that is reasonably
                                    certain to have a substantial  effect on the
                                    price of a company's securities. Information
                                    that   officers,   directors  and  employees
                                    should consider  material  includes,  but is
                                    not limited to: dividend  changes,  earnings
                                    estimates,  changes in  previously  released
                                    earnings  estimates,  significant  merger or
                                    acquisition  proposals or agreements,  major
                                    litigation,    liquidity    problems,    and
                                    extraordinary management developments.

                                    Material information does not have to relate
                                    to a company's  business.  For  example,  in
                                    Carpenter v. U.S.,  18 U.S. 316 (1987),  the
                                    Supreme Court considered as material certain
                                    information   about   the   contents   of  a
                                    forthcoming   newspaper   column   that  was
                                    expected  to affect  the  market  price of a
                                    security.   In  that  case,  a  Wall  Street
                                    Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

                                    3. Contacts with Public Companies.

                                    Altrinsic may make  investment  decisions on
                                    the basis of the firm's  conclusions  formed
                                    through   such   contacts  and  analysis  of
                                    publicly-available   information   regarding
                                    foreign and U.S. companies.  Difficult legal
                                    issues arise,  however,  when, in the course
                                    of these contacts,  an employee of Altrinsic
                                    becomes   aware   of   material,   nonpublic
                                    information  about  those  companies.   This
                                    could  happen,  for example,  if a company's
                                    Chief    Financial    Officer    prematurely
                                    discloses quarterly results to an analyst or
                                    an investor relations representative makes a
                                    selective  disclosure  of adverse  news to a
                                    handful of  investors.  In such  situations,
                                    you should  contact the  Compliance  Officer
                                    immediately if you believe that you may have
                                    received  material,   nonpublic  information
                                    about a company.

                                    4. Tender Offers.

                                    Tender offers represent a particular concern
                                    in  the  law  of  insider  trading  for  two
                                    reasons.  First, tender offer activity often
                                    produces  gyrations  in  the  price  of  the
                                    target company's securities.  Trading during
                                    this time  period is more  likely to attract
                                    regulatory   attention   (and   produces   a
                                    disproportionate   percentage   of   insider
                                    trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Company employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

                                    5. What is Nonpublic Information?

                                    Information  is nonpublic  until it has been
                                    effectively   communicated   to  the  market
                                    place.  One  must be able to  point  to some
                                    fact  to  show  that  the   information   is
                                    generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg, Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

                                    6.      Basis for Liability.

                                            a.       Fiduciary Duty Theory

                                                     In 1980,  the Supreme Court
                                                     found   that  there  is  no
                                                     general  duty  to  disclose
                                                     before trading on material,
                                                     nonpublic information,  but
                                                     that  such  a  duty  arises
                                                     only   where   there  is  a
                                                     fiduciary     relationship.
                                                     That  is,  there  must be a
                                                     relationship   between  the
                                                     parties to the  transaction
                                                     such  that one  party has a
                                                     right  to  expect  that the
                                                     other  party will  disclose
                                                     any   material    nonpublic
                                                     information or refrain from
                                                     trading. Chiarella v. U.S.,
                                                     445 U.S. 22 (1980).

                                                     In Dirks v.  SEC,  463 U.S.
                                                     646  (1983),   the  Supreme
                                                     Court   stated    alternate
                                                     theories     under    which
                                                     non-insiders   can  acquire
                                                     the  fiduciary   duties  of
                                                     insiders:  they  can  enter
                                                     into     a     confidential
                                                     relationship    with    the
                                                     company  through which they
                                                     gain   information   (e.g.,
                                                     attorneys, accountants), or
                                                     they    can    acquire    a
                                                     fiduciary   duty   to   the
                                                     company's  shareholders  as
                                                     "tippees" if they are aware
                                                     or should  have been  aware
                                                     that they  have been  given
                                                     confidential information by
                                                     an insider who has violated
                                                     his  fiduciary  duty to the
                                                     company's shareholders.

                                                     However,  in  the  "tippee"
                                                     situation, a breach of duty
                                                     occurs  only if the insider
                                                     personally        benefits,
                                                     directly   or   indirectly,
                                                     from  the  disclosure.  The
                                                     benefit does not have to be
                                                     pecuniary,  but  can  be  a
                                                     gift,    a     reputational
                                                     benefit that will translate
                                                     into  future  earnings,  or
                                                     even    evidence    of    a
                                                     relationship  that suggests
                                                     a quid pro quo.

                                            b.       Misappropriation Theory

                                                     Another  basis for  insider
                                                     trading  liability  is  the
                                                     "misappropriation"  theory,
                                                     where      liability     is
                                                     established   when  trading
                                                     occurs     on     material,
                                                     nonpublic  information that
                                                     was        stolen        or
                                                     misappropriated   from  any
                                                     other person in breach of a
                                                     duty owed to the  source of
                                                     the     information,     by
                                                     defrauding  such  person of
                                                     the  exclusive  use of such
                                                     information.

                                                     In U.S. v. O'Hagan,  117 S.
                                                     Ct. 2199 (1997),  the Court
                                                     found   that  an   attorney
                                                     defrauded  his law firm and
                                                     its  client  when he traded
                                                     on knowledge of an imminent
                                                     tender      offer     while
                                                     representing   the  company
                                                     planning to make the offer.
                                                     Rather    than    premising
                                                     liability  on  a  fiduciary
                                                     relationship   between  the
                                                     company   insider  and  the
                                                     attorney,  the Court  based
                                                     misappropriation  liability
                                                     on   fiduciary   attorney's
                                                     deception   of  those   who
                                                     entrusted  him with  access
                                                     to             confidential
                                                     information.  It  should be
                                                     noted        that       the
                                                     misappropriation theory can
                                                     be used to reach a  variety
                                                     of     individuals      not
                                                     previously  thought  to  be
                                                     encompassed    under    the
                                                     fiduciary duty theory.

                           7.       Penalties for Insider Trading.

                           Penalties for trading on or communicating, material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                              o   civil injunctions;

                              o   treble damages;

                              o   disgorgement of profits;

                              o   jail sentences;

                              o fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited; and

                              o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided), if the employer either fails to maintain compliance procedures or fails to take appropriate steps to prevent the likely commission of acts constituting a violation.

                           In addition, any violation of this policy statement can be expected to result in serious sanctions by Altrinsic, including dismissal of the persons involved.


              B. Procedures to Implement Altrinsic's Policy Against Insider Trading


                  The following procedures have been established to aid the officers, directors and employees of Altrinsic in avoiding insider trading, and to aid Altrinsic in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Altrinsic must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Compliance Officer.

                  1.    Identifying Insider Information.

                        Before trading for yourself and others, including private accounts managed by Altrinsic, in the securities of a company about which you may have potential insider information, ask yourself the following questions:

                        o Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

                        o Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal or other publications of general circulation?

                        If after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

                        o   Report  the  matter  immediately  to the  Compliance
                            Officer.

                        o   Do not purchase or sell the  securities on behalf of
                            yourself  or  others,   including  private  accounts
                            managed by Altrinsic.

                        o Do not communicate the information inside or outside Altrinsic, other than to the Compliance Officer.

                        After the Compliance Officer has reviewed the issue or consulted with counsel (as appropriate), you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

                        2. Personal Securities Trading.

                           Altrinsic's Code of Ethics contains restrictions on the personal securities trading of persons subject to the Code. A personal securities transaction that would be permissible under the Code of Ethics is nevertheless still subject to this policy.

                        3. Restricting Access to Material Nonpublic Information.

                           Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Altrinsic, except as provided in paragraph 1 of this Section II. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

                        4. Resolving Issues Concerning Insider Trading.

                           If after consideration of the items set forth in paragraph II(A)(1), doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, you should discuss any issues with the Compliance Officer before trading or communicating the information to anyone. The Compliance Officer will document any reported concerns of insider information.

VIII.    RECORDKEEPING

         The Compliance Officer shall maintain records in the manner and extent set forth below, and these records shall be available for examination by representatives of the Securities and Exchange Commission:

         1. a copy of the Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         2. a record of any violation of the Code and of any action taken as a result of such violation shall be preserved for a period of not less than five years following the end of the fiscal year in which the violation occurs, the first two years in an easily accessible place;

         3. a copy of (i) each written acknowledgement of receipt of the Code for each person who is currently, or within the past five years was, a Supervised Person and (ii) each report made by an Access Person pursuant to the Code, and any brokerage confirmations and statements submitted in lieu of Quarterly Transaction Reports, shall be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an easily accessible place;

         4. a list of all Access Persons who are required, or within the past five years have been required, to make reports under the Code, and all persons who are responsible for reviewing such reports pursuant to the Code shall be maintained in an easily accessible place;

         5. a copy of any report furnished to the board of any registered investment company to which Altrinsic provides advisory services pursuant to Section VIII below shall be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an easily accessible place; and

         6. a record of any decision and supporting reasons for approving a preclearance request for at least five years after the end of fiscal year in which the approval is granted.

IX.      REPORTS TO THE BOARD(S) OF REGISTERED INVESTMENT COMPANIES

         No less frequently than annually, Altrinsic will furnish the Board of Directors or Trustees of any registered investment company (the "Board") to which Altrinsic provides advisory or sub-advisory services with a written report that:

         1. describes any issues arising under this Code of Ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of this Code of Ethics or procedures and sanctions imposed in response to the material violations; and

         2.   certifies  that  Altrinsic  has  adopted   procedures   reasonably
              necessary to prevent Access Persons from violating this Code of Ethics.

X.       OVERSIGHT OF CODE OF ETHICS

         1. Acknowledgment. The Compliance Officer shall annually distribute a copy of the Code of Ethics to all Supervised Persons. The Compliance Officer will also distribute promptly all amendments to the Code. All Supervised Persons are required annually to sign and acknowledge their receipt of the Code (and any amendments) by signing the form of acknowledgment attached as Attachment D or such other form as may be approved by the Compliance Officer.

         2. Review of Transactions. Each Access Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Access Person transaction that is believed to be a violation of this Code of Ethics will be reported promptly to the management of Altrinsic. The Director of Investments of Altrinsic will review the Compliance Officer's transactions and preclearance requests.

         3. Sanctions. Altrinsic's management, with advice of legal counsel, at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, fines, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

         4. Reports to the Board. Altrinsic shall report to the Board of Directors or Trustees of any registered investment company (the "Board") to which Altrinsic provides advisory services, any violation of the Code. Any person suspected of violating this Code may be called upon to explain the circumstances surrounding his or her non-clerical violation for evaluation by the Board.

         5. Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Supervised Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and is consistent with the requirements of Rule 17j-1 and Rule 204A-1. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

         6. ADV Disclosure. The Compliance Officer shall ensure that Altrinsic's Form ADV (1) describes the Code on Schedule F of Part II and (2) offers to provide a copy of the Code to any client or prospective client upon request.

XI.      CONFIDENTIALITY

         All  reports  of  personal   securities   transactions  and  any  other
         information filed pursuant to the Code shall be treated as confidential to the extent permitted by law.